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                                                                   EXHIBIT 99(b)


                                PSB BANCORP, INC.

                             AUDIT COMMITTEE CHARTER

MISSION STATEMENT:

The Audit Committee will assist the Board of Directors in fulfilling its oversight responsibilities. The Audit Committee will review the financial reporting process, the system of internal control, the audit process, and the company's process for monitoring compliance with laws and regulations and with the code of conduct. In performing its duties, the Committee will maintain effective working relationships with the Board of Directors, management, and the internal and external auditors. To effectively perform his or her role, each Committee member will obtain an understanding of detailed responsibilities of Committee membership as well as the company's business, operations, and risk management.

ORGANIZATION:

The Audit Committee of PSB Bancorp, Inc. (the "Committee") defined to include the holding company and other subsidiaries is appointed by the Corporation's Board of Directors. The Committee is composed of at least three independent Directors. One of the members of the Committee has been designated Chairman.

The Committee is designated by the Board to oversee the audit affairs of the Corporation, Bank and subsidiaries to perform such specific audit function reviews as may be determined by the Committee.

The Committee will meet quarterly and hold additional meetings as the Committee finds it necessary in order to satisfy its duties and responsibilities.

ROLES AND RESPONSIBILITIES:

INTERNAL CONTROL

o Evaluate whether management is setting the appropriate tone at the top by communicating the importance of internal controls within the institution;

o Gain an understanding of whether internal control recommendations made by internal and external auditors have been implemented by management; and

o Ensure that the external auditors keep the Audit Committee informed about fraud, illegal acts, and deficiencies in internal control and certain other matters.

o Ascertain from internal and external auditors that information technology systems are appropriately reviewed and implemented and that security and contingency plan have been provided for in the event of breakdown.



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FINANCIAL REPORTING

GENERAL

Meet with management and the external auditors to gain an understanding of significant accounting and reporting issues, including recent professional and regulatory pronouncements, and understand their impact on the financial statements. Further, the Audit Committee should discuss with the external auditor its judgement about the quality, not just acceptability, of the Corporation's accounting principles as applied in its financial reporting.

COMPLIANCE WITH LAWS AND REGULATIONS

o Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management's investigation and follow-up (including disciplinary action) on any fraudulent acts or accounting irregularities;

o Periodically obtain updates from internal compliance auditors regarding compliance; and

o Review the findings of any examinations by regulatory agencies such as the Federal Reserve and Pennsylvania State Department of Banking and SEC.

INTERNAL AUDIT DEPARTMENT

o Approve an Annual Risk Assessment and Audit Plan developed by the Internal Audit Department;

o Meet quarterly with the internal Audit Department to gain an understanding of the effectiveness of the internal audit function in evaluating their performance;

o The Audit Committee may contract for internal audit services as necessary to assess the adequacy and effectiveness of internal controls, the accuracy of management reporting and compliance with laws, regulations and bank policy. The Audit Committee will set forth the outsourcing vendor's responsibilities in a written contract, the terms of which comply with the "Interagency Policy Statement on Internal Audit and Internal Audit Outsourcing."

EXTERNAL AUDITORS

o Review the external auditors' timetable, scope and approach to the quarterly reviews and annual examination of the financial statements;

o Review and confirm the independence of the external auditors by reviewing the non-audit services provided and the auditor's assertion of their independence in accordance with professional standards;

o Obtain from the external auditors their annual letter to the Audit Committee in satisfaction of SAS 60 and 61 regarding Reportable Conditions and Report to the Audit Committee;



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o    Review the performance of the external auditors and recommend to the Board of Directors the appointment or discharge of the external auditors;

o    Review annual Management Letter and response.

OTHER RESPONSIBILITIES

o Periodically meet with external auditors, internal audit, and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately;

o Ensure that significant findings and recommendations made by internal and external auditors and regulators are received, discussed and implemented by management on a timely basis;

o Prepare an annual Audit Committee Report for inclusion in the Corporation's annual Proxy Statement that states a formal audit charter has been approved and that the Audit Committee has satisfied its responsibilities during the year. The Audit Committee Report should state, in reliance on the review and discussion conducted with management and the external auditor, that the Audit Committee believes that the financial statements are fairly presented in conformity with GAAP in all material aspects;

o    Perform other oversight functions as requested by the full Board;

o Review and update the Audit charter annually and submit the charter to Board for approval. Ensure that the charter is included within the Corporation's Form 10-K once every three years;

o Update annually the Board of Directors about Audit Committee activities and make appropriate recommendations when necessary;

o May engage at the Bank's expense independent counsel to advise the Committee in discharging its duties and, if necessary, initiate special investigations and, if appropriate, engage special counsel or experts to assist.



Approved:                                           Date:
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